Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES COMPLETION

OF CURRENT SHARE REPURCHASE PLAN AND COMMENCEMENT

OF FIFTH SHARE REPURCHASE PROGRAM

WEST SPRINGFIELD, MA—October 26, 2010—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank, announced that the Company has completed its current stock repurchase program which was announced on October 16, 2009 and commenced on December 2, 2009. The Company repurchased a total of 798,055 shares of its outstanding common stock, at an average price of $13.51 in connection with the stock repurchase program.

The Company also announced that its Board of Directors has approved a new stock repurchase program. Under the program, the Company intends to repurchase up to 807,803 shares from time to time, depending on market conditions and other factors, at prevailing market prices in open-market or privately negotiated transactions. The authorized share repurchases represent approximately 5.0% of United Financial Bancorp’s total outstanding common stock. The share repurchase program is the fifth such program undertaken by the Company since its second step public offering in 2007.

“We are pleased to announce the successful completion of our current share repurchase program and the commencement of the next program,” commented Richard B. Collins, President and Chief Executive Officer of the Company. “We continue to believe that the repurchase of UBNK shares at reasonable prices is an attractive use of the Company’s capital and will enhance shareholder value over time.”

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company of United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank operates 16 full service branch offices and two express drive-up branches located throughout Hampden and Hampshire Counties in Western Massachusetts and six full service branch offices located in Worcester County. Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed in this press release may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.